Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Fourth Quarter 2016 Results

BATON ROUGE, Louisiana — (February 23, 2017) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2016.

FOURTH QUARTER 2016 SUMMARY

•	Revenues decreased 10.6% to $244.3 million versus $273.2 million a year ago.

•	Net income was $12.4 million in the fourth quarter compared to net income of $12.0 million a year ago.

•	EBITDA was $78.9 million in the fourth quarter compared to EBITDA of $81.3 million a year ago, yielding a margin of 32.3% of revenues compared to 29.8% a year ago.

•	Rental revenues were $115.2 million in the fourth quarter compared to $115.0 million a year ago.

•	New equipment sales decreased 28.5% to $44.9 million in the fourth quarter compared to $62.7 million a year ago.

•	Used equipment sales decreased 29.2% to $24.9 million in the fourth quarter compared to $35.2 million a year ago.

•	Gross margin was 34.6% compared to 33.0% a year ago.

•	Rental gross margins were 47.7% in the fourth quarter of 2016 and 47.5% a year ago.

•	Average time utilization (based on original equipment cost) was 70.3% compared to 72.0% a year ago. Average time utilization (based on units available for rent) was 67.6% compared to 69.3% last year.

•	Average rental rates decreased 1.1% compared to a year ago.

•	Dollar utilization was 34.3% in the fourth quarter compared to 35.5% a year ago.

•	Average rental fleet age at December 31, 2016, was 33.0 months compared to an industry average age of 43.7 months.

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

John Engquist, H&E Equipment Services’ chief executive officer, said, “2016 was a solid year for our company and industry as the strength in the non-residential construction markets continued into the fourth quarter. Demand for rental equipment was healthy, with both revenues and margins up slightly from a year ago. Ongoing weakness in crane demand continued to negatively affect our distribution business, with new and used crane sales down $23.0 million on a combined basis.”

Engquist concluded, “We are extremely encouraged about the trends and opportunities for our business in 2017 and beyond. Customer sentiment was positive prior to the election but it has improved further post-election according to many metrics. While substantial uncertainty exists regarding the new administration’s proposed infrastructure stimulus plan in terms of total funding, project mix and timing, a material spend could fuel solid industry growth and extend the cycle for years. While it is unlikely the industry would benefit from any infrastructure spending until 2018 at the earliest, we do believe the new administration’s pro-business position could accelerate construction spending in 2017. The energy markets are also improving as shale drillers in the Permian and Eagle Ford Basins are ramping up exploration activity as they expect to generate positive returns at current oil prices. For the first time since 2014, we opportunistically moved fleet back into select energy focused markets during the fourth quarter.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2016:

Revenue

Total revenues decreased 10.6% to $244.3 million in the fourth quarter of 2016 from $273.2 million in the fourth quarter of 2015. Equipment rental revenues were $115.2 million compared with $115.0 million in the fourth quarter of 2015. New equipment sales decreased 28.5% to $44.9 million from $62.7 million a year ago. Used equipment sales decreased 29.2% to $24.9 million compared to $35.2 million a year ago. Parts sales increased 1.7% to $27.2 million from $26.7 million in the fourth quarter of 2015. Service revenues decreased 7.0% to $15.4 million compared with $16.5 million a year ago.

Gross Profit

Gross profit decreased 6.1% to $84.6 million from $90.2 million in the fourth quarter of 2015. Gross margin was 34.6% for the quarter ended December 31, 2016, as compared to 33.0% for the quarter ended December 31, 2015. On a segment basis, gross margin on rentals was 47.7% in the fourth quarter of 2016 and 47.5% in the fourth quarter of 2015. On average, rental rates were 1.1% lower than rates in the fourth quarter of 2015. Time utilization (based on original equipment cost) was 70.3% in the fourth quarter of 2016 compared to 72.0% a year ago. Time utilization (based on units available for rent) was 67.6% in the fourth quarter of 2016 compared to 69.3% a year ago.

Gross margins on new equipment sales decreased to 9.9% compared to 10.4% in the fourth quarter a year ago. Gross margins on used equipment sales increased to 31.9% compared to 30.2% a year ago. Gross margins on parts sales increased to 27.2% in the fourth quarter of 2016 compared to 26.7% in the fourth quarter of 2015. Gross margins on service revenues increased to 66.8% for the fourth quarter of 2016 compared to 65.6% in the fourth quarter of 2015.

Rental Fleet

At the end of the fourth quarter of 2016, the original acquisition cost of the Company’s rental fleet was $1.3 billion, an increase of $47.4 million from the end of the fourth quarter of 2015. Dollar utilization was 34.3% compared to 35.5% for the fourth quarter of 2015.

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2016 were $55.7 million compared with $57.6 million the prior year, a $1.9 million, or 3.3%, decrease. SG&A expenses in the fourth quarter of 2016 increased as a percentage of total revenues to 22.8% compared to 21.1% the prior year. Expenses related to new branch expansions increased $0.9 million compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2016 was $29.9 million, or 12.2% of revenues, compared to $33.5 million, or 12.3% of revenues, a year ago.

Interest Expense

Interest expense for the fourth quarter of 2016 was $13.4 million, the same as a year ago.

Net Income

Net income was $12.4 million, or $0.35 per diluted share, in the fourth quarter of 2016 compared to net income of $12.0 million, or $0.34 per diluted share, in the fourth quarter of 2015. The effective income tax rate decreased to 26.3% in the fourth quarter compared to 41.6% a year ago due to decreases in the Company’s apportionment factors and state statutory income tax rates.

EBITDA

EBITDA for the fourth quarter of 2016 was $78.9 million compared to $81.3 million in the fourth quarter of 2015. EBITDA as a percentage of revenues was 32.3% compared with 29.8% in the fourth quarter of 2015.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2016:

Revenue

Total revenues decreased 5.9%, or $61.7 million, to $978.1 million from $1.04 billion in 2015. Equipment rental revenues increased 0.5% to $445.2 million compared with $443.0 million in 2015. New equipment sales decreased 17.4% to $196.7 million from $238.2 million in 2015. Used equipment sales decreased 18.1% to $96.9 million from $118.3 million in 2015. Parts sales decreased 1.8% to $109.1 million from $111.1 million in 2015. Services revenues increased 1.1% to $64.7 million compared with $64.0 million a year ago.

Gross Profit

Gross profit decreased 2.9% to $335.6 million from $345.7 million in 2015 on lower revenues. Gross margin was 34.3% for 2016 compared to 33.2% for 2015.

On a segment basis, gross margin on rentals increased to 47.4% in 2016 from 47.2% in 2015. On average, 2016 rental rates decreased 0.6% compared to 2015. In 2016, time utilization (based on original equipment cost) was 69.7% compared to 70.9% the prior year. Time utilization (based on units available for rent) was 67.0% in 2016 compared to 67.9% the prior year.

Gross margin on new equipment sales was 10.7%, down from 10.9% in 2015. Gross margin on used equipment sales decreased to 31.1% from 31.3%. Gross margin on parts sales increased to 27.7% from 27.3%. Gross margin on service revenues was 66.2% compared to 66.1% in 2015.

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

Selling, General and Administrative Expenses

SG&A expenses for 2016 were $228.1 million compared with $220.2 million in 2015, an increase of $7.9 million, or 3.6%. The net increase in SG&A expenses was primarily a result of increased salaries, wages, payroll taxes, related employee costs, facility costs, professional and service fees, property taxes and depreciation expenses. Of the $7.9 million increase, $6.3 million was attributable to new branch expenses compared to the prior year. In 2016, SG&A expenses as a percentage of total revenues were 23.3% compared to 21.2% in 2015.

Income from Operations

Income from operations in 2016 was $110.8 million, or 11.3% of revenues, compared to $128.2 million, or 12.3% of revenues, in 2015.

Interest Expense

Interest expense in 2016 was $53.6 million compared to $54.0 million in 2015.

Net Income

Net income was $37.2 million, or $1.05 per diluted share, compared to $44.3 million, or $1.25 per diluted share, in 2015. The effective income tax rate decreased to 37.0% in 2016 compared to 41.5% in 2015 due to decreases in the Company’s apportionment factors and state statutory income tax rates.

EBITDA

EBITDA for 2016 decreased 4.4% or $13.8 million to $302.3 million from $316.2 million in 2015. EBITDA as a percentage of revenues increased to 30.9% in 2016 compared to 30.4% in 2015.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, February 23, 2017, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-5519 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 23, 2017, and will continue through March 5, 2017, by dialing 719-457-0820 and entering the confirmation code 1349060.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 23, 2017, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 78 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$115,204	$114,952	$445,227	$443,024
New equipment sales	44,852	62,707	196,688	238,172
Used equipment sales	24,937	35,225	96,910	118,338
Parts sales	27,189	26,733	109,147	111,133
Service revenues	15,351	16,502	64,673	63,954
Other	16,813	17,089	65,492	65,210

Total revenues	244,346	273,208	978,137	1,039,831
Cost of revenues:
Rental depreciation	41,715	40,968	162,415	162,089
Rental expense	18,532	19,428	71,694	71,950
New equipment sales	40,404	56,167	175,556	212,235
Used equipment sales	16,987	24,577	66,738	81,338
Parts sales	19,782	19,606	78,966	80,830
Service revenues	5,103	5,676	21,839	21,693
Other	17,189	16,635	65,318	63,964

Total cost of revenues	159,712	183,057	642,526	694,099

Gross profit	84,634	90,151	335,611	345,732

Selling, general, and administrative expenses	55,744	57,642	228,129	220,226
Gain on sales of property and equipment, net	984	968	3,285	2,737

Income from operations	29,874	33,477	110,767	128,243

Interest expense	(13,375)	(13,355)	(53,604)	(54,030)
Other income, net	362	380	1,867	1,463

Income before provision for income taxes	16,861	20,502	59,030	75,676

Provision for income taxes	4,431	8,535	21,858	31,371

Net income	$12,430	$11,967	$37,172	$44,305

NET INCOME PER SHARE
Basic – Net income per share	$0.35	$0.34	$1.05	$1.26

Basic – Weighted average number of common shares outstanding	35,451	35,314	35,393	35,272

Diluted – Net income per share	$0.35	$0.34	$1.05	$1.25

Diluted – Weighted average number of common shares outstanding	35,552	35,421	35,480	35,343

Dividends declared per common share	$0.275	$0.275	$1.10	$1.05

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H&E Equipment Services Reports Fourth Quarter 2016 Results

February 23, 2017

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31, 2016(1)	December 31, 2015(1)
Cash	$7,683	$7,159
Rental equipment, net	893,816	893,393
Total assets	1,241,611	1,299,511
Total debt (2)	794,346	816,764
Total liabilities	1,098,846	1,156,923
Stockholders’ equity	142,765	142,588
Total liabilities and stockholders’ equity	$1,241,611	$1,299,511

(1)	Amounts presented herein reflect the Company’s adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, on January 1, 2016, which was applied on a retrospective basis.
(2)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$12,430	$11,967	$37,172	$44,305
Interest expense	13,375	13,355	53,604	54,030
Provision for income taxes	4,431	8,535	21,858	31,371
Depreciation	48,676	47,441	189,697	186,457

EBITDA	$78,912	$81,298	$302,331	$316,163

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